EXHIBIT 10.2

AMENDMENT NO. 2

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) is entered into effective the 14th day of January, 2011, by and between Ryan R. Gilbertson, a resident of the State of Minnesota (“Employee”), and Northern Oil and Gas, Inc., a Minnesota corporation having its principal office at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota (the “Company”).

WHEREAS, the Company and Employee have entered into that certain Amended and Restated Employment Agreement, effective January 30, 2009, as amended (the “Agreement”).

WHEREAS, the Company and Employee each desire to amend the Agreement to extend the period of applicability for the non-competition and non-solicitation provisions set forth in Section 7 of the Agreement.

WHEREAS, Section 16 of the Agreement provides that the Agreement may be amended by an agreement made in writing signed by the Company and Employee.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and the Employee, intending to be legally bound, hereby agree as follows:

  1.    Amendments.

(a)           Section 3.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.4           Change in Control.  Upon a “change in control” of the Company (as defined below), Employee’s obligations hereunder shall immediately cease and this Agreement shall terminate.  Further, the Company shall pay to Employee the following amounts upon the earlier to occur of the Employee’s death or six (6) months following the “change in control”:

(i)           A lump sum payment equal to $2,500,00.00 in lieu of any and all other benefits and compensation to which Employee otherwise would be entitled under the terms of this Agreement; and

(ii)           Pre-payment of the remaining lease term of Employee’s Company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment to employee of the estimated insurance premiums for such vehicle through the remaining lease terms.

In addition to the foregoing payments, any options or warrants (the “Securities”) held in the name of Employee, or any portion thereof, shall accelerate and become immediately exercisable upon any “change in control” of the Company (as defined below).

Any of the following shall constitute a “change in control” for the purposes hereof:

(iii)           The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least seventy-five percent (75%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction;

(iv)           Individuals who constitute the incumbent Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; or

(v)           The Company’s shareholders approve a complete liquidation or dissolution of the Company.

The Company shall be obligated to make the payments to Employee required by this Section 3 immediately upon any “change in control” that occurs during Employee’s employment with the Company or within six (6) months following termination of Employee’s employment with the Company.  The Company’s obligations under this Section 3 of this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any affiliate of the Company may have against the Employee.  The parties agree that the provisions of this Section 3 shall survive any termination of this Agreement.

(b)     Section 7.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

7.2           Employee agrees to be bound by the provisions of this Section 7 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 3 and Section 4 above and the covenants and agreements set forth herein. The provisions of this Section 7 shall apply during the term of Employee’s employment with the Company and for a period of three (3) years following termination of the Employee’s employment; provided, however, that the provisions of this Section 7 shall cease to apply immediately upon any “change in control” as defined in Section 3 of this Agreement or in the event that the Company terminates Employee’s employment for any reason or for no reason whatsoever. The parties agree that the provisions of this Section 7 shall survive any termination of this Agreement, Employee will continue to be bound by the provisions of this Section 7 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

2.           Miscellaneous. Except as specifically set forth herein, all terms and provisions of the Agreement shall remain in full force and effect with no other modification or waiver. This Amendment may be executed in two or more counterparts, and delivered by facsimile or other means of electronic communication, each of which shall be considered an original.

3.           Consideration. In consideration for Employee’s increased obligations under the amended Agreement, the Company agrees to grant Employee a one-time award of 150,000 restricted shares of the Company’s common stock, par value $0.001 per share, subject to certain additional terms and conditions set forth in the Restricted Stock Award Agreement of even date herewith between the Company and Employee.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

NORTHERN OIL AND GAS, INC.

By /s/ Michael L. Reger
By:           Michael L. Reger
Its:           Chief Executive Officer

EMPLOYEE

/s/ Ryan R. Gilbertson
Ryan R. Gilbertson